               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                         FORM 8-K


                    CURRENT REPORT
          Pursuant to Section 13 or 15(d) of the
              Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):
                     March 10, 1997



                            GHS, INC.
     (Exact name of registrant as specified in its charter)



     Delaware             0-15586               52-1373960
   (State or other        (Commission          (I.R.S.Employer
   jurisdiction)          File Number)         Identification No.)


1350 Piccard Drive, Suite 360, Rockville, Maryland 20850
(Address of principal executive offices)         (Zip Code)


  Registrant's telephone number, including area code (301) 417-9808


                        N/A

(Former name and former address, if changed since last report)

                                             Page 2 of 5 Pages

Item 5. Other Events

           GHS, Inc. ("GHSI") announced on March 10, 1997 that it entered into a definitive asset purchase agreement with Health Management Systems, Inc. ("HMSY") pursuant to which HMSY will acquire substantially all of the assets of GHSI's subsidiaries, Global Health Systems and GHS Management Services. These subsidiaries provide computerized record-based processing systems and services for managed care, public health and ambulatory care facilities.

          The purchase agreement calls for consideration to GHSI by HMSY of $2,100,000 in cash, subject to certain closing adjustments. The closing is subject to certain conditions, including the receipt of consents required for the assignment of certain contracts and official notice to GHSI's shareholders pursuant to federal securities and state laws. Stockholders of GHSI holding a majority of the outstanding shares of GHSI common stock have consented to this sale to HMSY. GHSI will retain its subsidiary, US Neurosurgical, Inc., a company that owns and operates Gamma Knife Centers, as well as its interest in Florida Specialty Networks, Ltd., a company that manages medical specialty networks. Upon the closing of the sale, HMSY will employ each of GHSI's current employees, including Mr. Alan Gold. Mr. Gold will also remain as the Chairman and President of GHSI following the closing and run GHSI's remaining operations.


Item 7.   Financial Statements and Exhibits.

(c)       Exhibits

Ex. No.     Description

99(a)     Press Release issued March 10, 1997.

                                        Page 3 of 5 Pages

     SIGNATURES



  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     GHS, INC.



     By:  /s/ Alan Gold
          ---------------------
     Name:     Alan Gold
     Title:    President


Dated:  March 17, 1997


92433
                                             Page 4 of 5 Pages
<Ex. 99>

For Immediate Release
Contact:

     Felice Blanco                      Alan Gold
     Assistant Corporate Secretary      Chairman
     Office of Investor Relations       GHS, Inc.
     Health Management Systems, Inc.    (301) 417-9808
     (212) 857-5423                     E-mail:agold@ghsys.com
     E-mail:invest@hmsy.com

     Health Management Systems, Inc. and GHS, Inc. Enter into
                    Asset Purchase Agreement


Rockville, Maryland, March 10, 1997 -- GHS, Inc. (NASDAQ-GHSI) and Health Management Systems, Inc. (NASDAQ-HMSY) announced today that they have entered into a definitive asset purchase agreement pursuant to which HMSY will acquire substantially all of the assets of GHSI's subsidiaries, Global Health Systems and GHS Management Services. These subsidiaries provide computerized record-based processing systems and services for managed care, public health and ambulatory care facilities.

The purchase agreement calls for consideration to GHSI by HMSY of $2,100,000 in cash, subject to certain closing adjustments. The closing is subject to certain conditions, including the receipt of consents required for the assignment of certain contracts and official notice to GHSI's shareholders pursuant to federal securities and state laws. Stockholders of GHSI holding a majority of the outstanding shares of GHSI common stock have consented to this sale to HMSY. GHSI will retain its subsidiary, US Neurosurgical, Inc., a company that owns and operates Gamma Knife Centers, as well as its interest in Florida Specialty Networks, Ltd., a company that manages medical specialty networks. Upon the closing of the sale, HMSY will employ each of GHSI's current employees, including Mr. Gold. Mr. Gold will also remain as the Chairman and President of GHSI following the closing and run GHSI's remaining operations.

"This transaction furnishes GHSI the additional capital it will need to concentrate on its other health care activities," said Alan Gold, Chairman of GHSI. "At the same time, HMSY can take better advantage of the strategic opportunities that exist for the subsidiaries."

Paul J. Kerz, Chief Executive Officer of HMSY, observed, "We are delighted to welcome the management and all of the employees and valued clients of GHSI, who are joining us. We view the Global systems and their rich ambulatory care information systems functionality as an integral part of our future provider systems outsourcing efforts."
                                        Page 5 of 5 Pages


Since 1981 GHSI has developed, installed, and maintained computerized information systems to improve health care delivery and enhance prevention and tracking activities for more than 100 health care facilities nationwide. Global's information system is a comprehensive, fully integrated suite of software modules that support the following functions: registration, eligibility, enrollment, accounts receivable, billing, claims processing, medical records, patient and resource scheduling, EDI, ad hoc report generation, ancillary services, utilization reporting, case management, and regimen tracking.

HMSY furnishes proprietary information management and data processing services and software to hospitals and health care providers, government health services agencies, other payors or purchasers of health care, and companies serving the health care industry. The company's offerings constitute an outsourcing of various aspects of the information processing functions associated with the health care transfer payment process, affording HMSY's clients the benefits of enhanced revenue (achieved through improved reimbursability and/or collectibility), accelerated cash flow, and reduced operating and administrative costs.